Exhibit 99 (a)(5)(E)

China Cord Blood Corporation Commences Warrant Exchange Offer
Details of Exchange Offer Provided

HONG KONG, China, November 10 - China Cord Blood Corporation (NYSE: CO) (“CCBC” or “the Company”), the first and largest cord blood bank operator in China, today commenced its previously announced warrant exchange offer, and provided warrant holders with participation details.  The Company will offer to exchange one ordinary share for every eight warrants.  As agreed with the underwriter of the Company’s recent public offering, persons receiving ordinary shares in the exchange offer agree not to offer or sell such shares until the 46th day after the consummation of the exchange offer.  The warrant exchange tender offer will continue for a period of at least 20 business days starting from November 10, 2010, and is scheduled to expire on December 10, 2010, at 5:00pm United States Eastern Time.

Ms. Ting Zheng, Chairperson and CEO of China Cord Blood Corporation commented, “Our warrant exchange offer is being implemented to significantly simplify our corporate structure, reduce the potential dilutive impact of the warrants, and further align the interest among management, shareholders and warrantholders.”

China Cord Blood Corporation had approximately 13,206,231 warrants and 73,746,350 ordinary shares issued and outstanding as of November 10, 2010.  The company expects to issue 1,650,778 ordinary shares in exchange for 13,206,231 warrants, representing approximately 2.2% of the total ordinary shares issued and outstanding.  To participate in the exchange program, warrantholders must tender their warrants in accordance with the instructions included in the Offer Letter, no later than 5:00pm United States Eastern Time on December 10, 2010.

Ms. Ting Zheng concluded, “The past nine months marked several important milestones in our corporate development history.  We are excited as our operations in Beijing and Guangdong continue to bear fruits, and our nationwide roll-up strategy also yields astonishing achievements.  In conjunction with our simplified corporate structure and improved liquidity profile, we are strongly convinced that shareholders will be greatly rewarded in the long run."

About China Cord Blood Corporation

China Cord Blood Corporation is the first and largest cord blood banking operator in China in terms of geographical coverage and is the only cord blood bank operator with multiple licenses.  Under the current PRC government regulations, only one licensed cord blood bank operator is permitted to operate in each licensed region and only seven licenses have been authorized as of today.  China Cord Blood Corporation provides cord blood collection, laboratory testing, hematopoietic stem cell processing, and stem cell storage services.  For more information, please visit our website at http://www.chinacordbloodcorp.com.

Important Additional Information

The tender offer to exchange common stock for warrants referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, containing an exchange offer statement, and other documents relating to the tender offer (“Tender Offer Statement”), which China Cord Blood filed with the SEC on November 10, 2010.

This press release and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of the Company.  The exchange offer described herein has not yet been commenced.  At the time the exchange offer is commenced, the Company intends to file a tender offer statement on a Schedule TO containing an offer to exchange, a letter of transmittal and other related documents with the Securities and Exchange Commission (the “SEC”).  Such documents will be mailed to warrant holders of record and will also be made available for distribution to beneficial owners of warrants of the Company.  The solicitation of offers to exchange warrants for ordinary shares of the Company will only be made pursuant to the offer to exchange, the letter of transmittal and related documents.  Warrant holders are advised to read the offer to exchange, the letter of transmittal and all related documents, if and when such documents are filed and become available, as they will contain important information about the exchange offer and proposed warrant exchange.  Security holders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov.  In addition, copies of these documents and other filings containing information about the Company may be obtained, if and when available, without charge, by directing a request to China Cord Blood Corporation, Attention: Albert Chen, Chief Financial Officer, at +852 3605 8180, or on the Company’s corporate website at http://www.chinacordbloodcorp.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance and results of operations, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

China Cord Blood Corporation
Ms. Joeling Law
Tel: (+852) 3605-8180
Email: ir@chinacordbloodcorp.com

ICR, LLC
In New York: Ashley M. Ammon or Christine Duan: 1-646-277-1227
In Beijing: Wen Lei Zheng: +86-10-6599-7968